EXHIBIT 99.2
Abercrombie & Fitch
January 2007 Sales Release
Call Script
This is Mike Kramer, Executive Vice President and Chief Financial Officer of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended February 3, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended February 3rd, 2007, were $252.3 million, a 37% increase over net sales of $184.3 million for the four-week period ended January 28, 2006. Total Company direct-to-consumer net sales increased 66% to $18.3 million for the five-week period ended February 3, 2007 compared to the four-week period ended January 28, 2006. Due to the 53rd week in Fiscal 2006, January comparable store sales are compared to the five-week period ended February 4, 2006. January comparable store sales decreased 6%.
For the fifty-three week fiscal year ended February 3, 2007, net sales increased 19% to $3.318 billion from $2.785 billion for the fifty-two week period ended January 28, 2006. Total Company direct-to-consumer net sales increased 42% to $174.1 million for the fifty-three week period ended February 3, 2007 compared to the fifty-two week period ended January 28, 2006. Due to the 53rd week in Fiscal 2006, full year comparable store sales are compared to the fifty-three week period ended February 4, 2006. Fiscal 2006 comparable store sales increased 2%.
By brand, Abercrombie & Fitch comparable store sales decreased 8%. Men’s comps declined by a mid single digit; women’s comps declined by a low double digit. Transactions per store decreased 6%; average transaction value decreased 1%.
In the kids business, abercrombie, comparable store sales decreased 2%. Boys comps increased by a high single digit; girls comps decreased by a high single digit. Transactions per store increased 1%; average transaction value increased 1%.
Hollister comparable store sales decreased 5%. Dudes comps decreased by a low single digit; Bettys comps decreased by a high single digit. Transactions per store decreased 1%; average transaction value decreased 3%.
RUEHL comparable store sales increased 18%. Men’s comps increased by high teens; women’s comps increased by a low double digit. Transactions per store increased 64%; average transaction value declined 28%.
From a merchandise classification standpoint across all brands, stronger performing masculine categories included fleece tops, fleece bottoms, and underwear while jeans and knit tops posted negative comps. In the feminine businesses, again on a total company basis, shorts, knit tops and sweaters performed well; jeans and skirts posted negative comps.
By region, comps were strongest in the Northeast and weakest in the West.
We will announce 4th quarter earnings on Wednesday, February 21st, after the close of the market followed by a conference call at 4:30 PM Eastern Time. At that time we will provide additional information about our 4th quarter results and provide a preliminary outlook for spring 2007. To listen to the conference call dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 6004097 or through abercrombie.com.
Thank You.

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